Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-78248, and 33-78250) of Signal Technology Corporation of our report dated February 22, 2000, except as to Note 9 which is as of March 9, 2000 relating to the consolidated financial statements and financial statement schedule which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 30, 2000